EXHIBIT 99.1

GOLDEN NUGGET, INC.

(A WHOLLY OWNED SUBSIDIARY OF LANDRY’S RESTAURANTS, INC.)

PRELIMINARY

UNAUDITED CONSOLIDATED BALANCE SHEET

(THOUSANDS OF DOLLARS)

December 31, 2006
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$20,032
Accounts receivable, net	5,596
Inventories	3,861
Prepaid expenses and other	6,125

Total current assets	35,614

PROPERTY AND EQUIPMENT, net	395,536
INVESTMENT IN JOINT VENTURE	5,603
OTHER ASSETS, net	35,028

Total assets	$471,781

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,427
Accrued liabilities	34,960
Current portion of notes payable and other obligations	142
Amounts due to affiliates	53,049

Total current liabilities	94,578

OTHER LONG-TERM LIABILITIES	8,313
LONG-TERM NOTES, NET OF CURRENT PORTION	188,194

Total liabilities	291,085

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Common stock (no par value, 10,000 shares authorized, 100 shares issued and outstanding)	—
Additional paid-in capital	163,000
Retained earnings	17,696

Total stockholder’s equity	180,696

Total liabilities and stockholder’s equity	$471,781

GOLDEN NUGGET, INC.

(A WHOLLY OWNED SUBSIDIARY OF LANDRY’S RESTAURANTS, INC.)

PRELIMINARY UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(THOUSANDS OF DOLLARS)

Year Ended December 31, 2006
(Unaudited)
REVENUES
Casino	$151,776
Rooms	57,736
Food and beverage	39,531
Other	10,110

Gross revenues	259,153
Promotional allowances	(27,822)

Net revenues	231,331

COST AND EXPENSES
Casino	80,059
Rooms	18,520
Food and beverage	24,818
Other	7,798
General and administrative	51,436
Depreciation and amortization	12,218

Total cost and expense	194,849

Operating income	36,482

OTHER INCOME (EXPENSE):
Equity in loss of joint venture	(759)
Interest expense, net	(14,072)
Gain (loss) on disposal of fixed assets	(6)

Total other income (expense)	(14,837)

Income (loss) before income taxes	21,645
Provision for income taxes	7,388

NET INCOME (LOSS)	$14,257

GOLDEN NUGGET, INC.

(A WHOLLY OWNED SUBSIDIARY OF LANDRY’S RESTAURANTS, INC.)

PRELIMINARY UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

(THOUSANDS OF DOLLARS)

Year Ended December 31, 2006
(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14,257
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	12,218
(Loss) gain on sale of assets	6
Equity in loss of joint venture	759
Amortization of debt premium and other	(375)
Changes in operating assets and liabilities, net of change of control:
(Increase) decrease in accounts receivable, net	(650)
(Increase) decrease in inventories	(601)
(Increase) decrease in prepaid expenses and other	564
(Increase) decrease in deposits and other assets	208
Increase (decrease) in accounts payable and accrued liabilities	6,492

Net cash provided (used) by operating activities	32,878

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, and equipment additions	(85,728)
Proceeds from sale of property and equipment	52
Contributions to joint venture	(938)

Net cash used in investing activities	(86,614)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility and other debt	76,195
Payments under credit facility and other debt	(68,525)
Change in bank overdraft	(3,292)
Increase (decrease) in amounts due to affiliates	46,856

Net cash provided (used) by financing activities	51,234

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,502)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	22,534

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20,032